September 28, 2018

Re: Dissolution of World Monitor Trust III

Dear Unitholder,

We are writing to inform you of recent developments relating to World Monitor Trust III (the “Trust”), which is operated by Kenmar Preferred Investments, LLC (the “Managing Owner”) and governed by the Fifth Amended and Restated Declaration of Trust and Trust Agreement, dated as of March 31, 2010 (the “Trust Agreement”). Terms used herein and not otherwise defined shall have the meanings set forth in the Trust Agreement.

As of the close of business on September 27, 2018, the Net Asset Value of the Trust remains below $10 million. As such, the Managing Owner has determined to dissolve the Trust in accordance with Section 13.1(h) of the Trust Agreement and wind up its affairs. The Managing Owner intends to terminate the Partnership’s trading activities and commence the wind-down process on or before December 31, 2018. The Managing Owner anticipates distributing 95% of the Unitholders’ capital on or before February 15, 2019, and the remaining 5% after the audit of the Trust has been completed for the fiscal year ended December 31, 2018, which is expected to be during April 2019.

If you have any questions regarding the Trust’s liquidation and dissolution, please do not hesitate to contact Diki Sherpa at (212) 596-3472.

Sincerely,

James Parrish

President

Kenmar Preferred Investments, LLC

Managing Owner